Exhibit 99.2

Macquarie Asset Management Inc., Press Release

Press Release regarding the estimated per share value of the Issuer’s membership interests as of December 31, 2016.

In order to comply with Financial Regulatory Industry Authority, Inc. (“FINRA”) and the Employee Retirement Income Security Act (“ERISA”) regulations, Macquarie Asset Management Inc., (“MAMI”), the manager of Macquarie Equipment Leasing Fund, LLC, (“MELF”), prepares an annual estimate of MELF’s per share value. As of December 31, 2016, MAMI’s estimate of MELF’s per share value is $5.55. The previous estimate of MELF’S per share value as of December 31, 2015 was $9.33. Total distributions to shareholders on a per share basis in 2016 had a cumulative value of approximately $4.21 per share. The reduction in the estimated per share value of MELF from $9.33 to $5.55 is due primarily to these liquidating distributions. MELF commenced its liquidation period on July 1, 2016. During the liquidation period, MELF will cease to engage in new leasing or financing opportunities and will be focused on liquidating the portfolio and making final distributions to shareholders. The liquidation period may continue for up to three years from its commencement. In 2016, MELF made four periodic liquidating distributions to shareholders with a cumulative per share value of $3.41. In addition to these liquidating distributions, MELF also made regular monthly cash distributions to shareholders of $0.80 cents per share.

MELF began making regular monthly cash distributions to our shareholders on April 13, 2010 at an annualized rate of 8%, based on the $10.00 share price and continued at this annualized rate through January 2017. MELF anticipates continuing to make regular monthly cash distributions during the liquidation period in addition to the periodic liquidation distributions described above. However, MELF may vary the amount of these regular monthly cash distributions or suspend them altogether without notice.